INDEPENDENT AUDITORS' REPORT
	To the Trustees and Shareholders of
WM Strategic Asset Management Portfolios LLC
	In planning and performing our audit of the financial statements of WM Strategic Asset
Management Portfolios LLC (including WM
Strategic Growth Portfolio, WM Conservative
Growth Portfolio, WM Balanced Portfolio, WM
Conservative Balanced Portfolio and WM
Flexible Income Portfolio) (collectively the
"Portfolios") for the year ended October 31, 2003 (on which we have issued our report dated December 12, 2003), we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Portfolios' internal controls.
	The management of the Portfolios is
responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United
States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.
	Because of inherent limitations in any
internal control, misstatements due to error or fraud may occur and not be detected.
Also, projections of any evaluation of
internal control to future periods are
subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.
	Our consideration of the Portfolios' internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements due to error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.
However, we noted no matters involving the Portfolios' internal control and their operation, including controls for safeguarding securities that we consider to be material weaknesses, as defined above as of October 31, 2003.
	This report is intended solely for the
information and use of management the
Trustees and Shareholders of the Portfolios and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

	Deloitte & Touche LLP
        Boston, Massachusetts
	December 12, 2003